UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2015

GYROTRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0382375
(State of incorporation)	(I.R.S. Employer Identification No.)

3412 Progress Drive

Bensalem, Pennsylvania 19020

(Address of principal executive offices)

(215)-244-4740

(Registrant’s telephone number, including area code)

 ________________________________________________

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2015, Gyrotron Technology, Inc. (“GTI”) entered into a Subaward and Development Agreement (the “Agreement”) with PPG Industries, Inc. (“”PPG”). GTI will assist PPG as a subcontractor in a project majority funded by the Department of Energy (“DOE”) which calls for PPG to demonstrate components of a fabricate-on-demand vacuum insulating glazing manufacturing process. GTI was retained by PPG to provide expertise relating to microwave heating techniques as applied to glass joining processes. PPG’s contract with the DOE calls for 70%/30% cost sharing between the DOE and PPG, and GTI’s subcontract also calls for GTI to bear 30% of the cost of its work. If the DOE continues to fund the project and the Agreement is not otherwise terminated, the Agreement contemplates that GTI will be paid $120,658 by PPG over a two and a half year period.

Inventions and intellectual property (together “IP”) conceived jointly by GTI and PPG will be jointly owned by the parties, and IP developed solely by one party will be owned by that party. If within 90 days of the termination of the Agreement PPG determines to proceed with the commercialization of vacuum insulating glazing technology based on GTI’s wholly or jointly owned IP, PPG will have exclusivity with respect to such IP under a separate agreement to be negotiated between the parties. If the parties do not come to agreement, the terms under which PPG may use such IP will be determined by binding arbitration. In addition, as a consequence of the DOE funding, the US government retains certain statutory IP rights.

The foregoing summary of the agreement with PPG is qualified in its entirety by reference to the complete agreement, a copy of which is attached hereto as Exhibit 10.7 and incorporated herein by reference.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.7	Subaward and Development Agreement between PPG Industries, Inc. and Gyrotron Technology, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GYROTRON TECHNOLOGY, INC.

Date: May 6, 2015	By:	/s/ Vlad Sklyarevich
Vlad Sklyarevich
President, Treasurer and Director